EXHIBIT 10.1
UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-10-XX
Citizens First National Bank	)
Princeton, Illinois	)

CONSENT ORDER
     WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Citizens First National Bank, Princeton, Illinois (“Bank”);
     WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated September 20, 2011 that is accepted by the Comptroller; and
     WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order (“Order”) by the Comptroller.
     NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:
ARTICLE I
COMPLIANCE COMMITTEE
     (1) Within five (5) days of the date of this Order, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be employees, former employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.
     (2) The Compliance Committee shall meet at least monthly.
     (3) Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
     (a)     a description of the actions needed to achieve full compliance with each Article of this Order;
     (b)     actions taken to comply with each Article of this Order; and
     (c)     the results and status of those actions.
     (4) The Board shall forward a copy of the Compliance Committee’s reports, with any additional comments by the Board, to the Director within twenty (20) days of the end of each calendar quarter.
ARTICLE II
STRATEGIC PLAN
     (1) Within ninety (90) days of the date of this Order, the Board shall develop and forward to the Director for his review a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:
(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished;

(d)	specific actions designed to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames for the accomplishment of each goal and objective;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures to ensure that the Bank’s internal operations, staffing requirements, board and management information systems are adequate and contribute to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(l)	a description of systems designed to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.
     (2) If the Board’s Strategic Plan under paragraphs (1) or any revisions or deviations under paragraph (5) or (6) of this Article includes a proposed sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to effectuate the implementation of that alternative.
     (3) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Upon completion of its evaluation, the Board shall submit a copy to the Director.

     (4) Prior to adoption by the Board, the Strategic Plan shall be submitted to the Director for a prior written determination of no supervisory objection. The Board shall review and update the Bank’s Strategic Plan at least annually and more frequently if necessary or if required by the Director in writing. Revisions to the Bank’s Strategic Plan shall be submitted to the Director for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Strategic Plan and any amendments or revisions thereto.
     (5) Until the Strategic Plan required under this Article has been submitted by the Bank for OCC review, has received a written determination of no supervisory objection from the OCC, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Consent Order without first obtaining the OCC’s prior written determination of no supervisory objection to such significant deviation. Any request to the OCC for prior written determination of no supervisory objections to a significant deviation must be submitted to the Director 30 days in advance of the significant deviation and shall include:
(a)	an assessment of the adequacy of the Bank’s management, staffing levels, organizational structure, financial condition, capital adequacy, funding sources, management information systems, internal controls, and written policies and procedures with respect to the proposed significant deviation, and

(b)	the Bank’s evaluation of its capability to indentify, measure, monitor, and control the risks associated with the proposed significant deviation.

     (6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director 30 days advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.
     (7) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in the aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.
ARTICLE III
CAPITAL PLAN AND HIGHER MINIMUMS
     (1) The Bank shall achieve within ninety (90) days of the date of this Order and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3):
(a)	Total risk-based capital at least equal to twelve percent (12%) of risk-weighted assets; and

(b)	Tier 1 capital at least equal to eight percent (8%) of adjusted total assets,.[1]
     (2) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
     (3) Within ninety (90) days of the date of this Order, the Board shall develop and forward to the Director for his review, pursuant to paragraph (5) of this Article, a written a three year Capital Plan. The Capital Plan shall be consistent with the Strategic Plan and include:
(a)	specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1);

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	quarterly financial projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)	identification of the primary source(s) from which the Bank will strengthen and maintain its capital structure to meet the Bank’s needs;

(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available
     (4) The Bank may declare or pay a dividend or make a capital distribution only:

[1]	Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in a bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of appendix A of 12 C.F.R. § Part 3.

a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the declaration or payment of any dividend;

b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60;

c)	when the Bank is in compliance with the minimum capital ratios set forth in paragraph (1) of this article; and

d)	with the prior written determination of no supervisory objection by the Director of Special Supervision.
     (5) Prior to the adoption by the Board, a copy of the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if required by the Director in writing. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan and any amendments or revisions thereto.
     (6) If the Bank fails to maintain the level of capital required by paragraph (1) of this Article, violates paragraph (2), or fails to implement a Capital Plan that the Director has provided no supervisory objection, then the Bank shall be deemed undercapitalized for purposes of this Agreement, and the Bank shall take such corrective measures as the OCC may direct from among the provisions applicable to undercapitalized depository institutions under 12 U.S.C. § 1831o(e) and 12 C.F.R. Part 6. For purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s Tier 1 capital to the minimum levels required by this Agreement, and any other action deemed advisable by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.
ARTICLE IV
LOAN PORTFOLIO MANAGEMENT
     (1) The Board shall, within sixty (60) days of the date of this Order, develop and thereafter, ensure Bank adherence to a written program to improve the Bank’s loan portfolio management. The program shall be in writing and include, but not be limited to:
(a)	procedures to ensure satisfactory and perfected collateral documentation;

(b)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(c)	procedures to ensure conformance with loan approval requirements;

(d)	a system to track and analyze exceptions;

(e)	procedures to ensure conformance with Call Report instructions;

(f)	procedures to ensure the accuracy of internal management information systems;

(g)	a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and

(h)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios.
     (2) The Board shall review and update the program on an annual basis, or more frequently if necessary, or if requested by the Director in writing.
     (3) Within sixty (60) days of the date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:
(a)	early problem loan identification to assure the timely identification and accurate rating of loans and leases based on lending officer submissions;

(b)	statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;

(c)	previously charged-off assets and their recovery potential;

(d)	compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;

(e)	adequacy of credit and collateral documentation; and

(f)	concentrations of credit.
     (4) Beginning as of September 30, 2011, on a monthly basis, management will provide the Board with written reports including, at a minimum, the following information:
(a)	the identification, type, rating, and amount of problem loans and leases;

(b)	the identification and amount of delinquent loans and leases;

(c)	credit and collateral documentation exceptions;

(d)	the identification and status of credit related violations of law, rule or regulation;

(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;

(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;

(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(h)	the identification of loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
ARTICLE V
CRITICIZED ASSETS
     (1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the Report of Examination dated as of September 30, 2010, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
     (2) Within thirty (30) days of the date of this Order, the Board shall adopt, implement, and thereafter ensure Bank adherence to individual workout plans to protect the bank’s interest in or eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” Each workout plan shall include, at a minimum:
(a)	an identification of the expected sources of repayment;

(b)	the current value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including a global cash flow analysis of the guarantor’s repayment ability where repayment is dependent in whole or in part on any guarantor; and

(d)	actions designed to eliminate the basis of criticism of or protect the bank’s interest in the asset, including timeframes for implementing and evaluating the effectiveness of those actions.
     (3) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:
(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds one hundred thousand dollars ($100,000);

(b)	management’s adherence to the workout plans adopted pursuant to this Article;

(c)	the status and effectiveness of the plans; and

(d)	the need to revise the plans or take alternative action.
     (4) The Bank may extend credit, directly or indirectly, including renewals or extensions to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed one hundred thousand dollars ($100,000) only if a majority of the full Board (or designated committee thereof) finds and documents in writing that each of the following conditions is met:

(a)	the extension of additional credit is necessary to promote the best interests of the Bank, and

(b)	a comparison to the plans adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.
     (5) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
ARTICLE VI
LOAN RISK RATING SYSTEM
     (1) Within thirty (30) days of the date of this Order, and on an ongoing basis thereafter, the Board shall ensure that the Bank’s internal ratings of credit relationships are timely, accurate, and consistent with the regulatory credit classification criteria set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook and the OCC’s Summary of Key Principles: Construction & Development Lending, dated April 8, 2008, as well as OCC Bulletin 2000-20 Uniform Retail Credit Classification and Account Management Policy. At a minimum, the Board must ensure, on an ongoing basis, that with respect to the Bank’s assessment of credit:
(a)	The primary consideration is the strength of the borrower’s primary source of repayment (i.e., the probability of default rather than the risk of loss);

(b)	The strength of the borrower’s primary source of repayment is determined through analysis of the borrower’s historical and projected financial statements, past performance, and future prospects in light of conditions that have occurred or may occur during the term of the loan;

(c)	Collateral, non-government guarantees, and other similar credit risk mitigants that affect potential loss in the event of default (rather than the probability of default) are taken into consideration only if the primary source of repayment has weakened and the probability of default has increased;

(d)	Collateral values reflect a current assessment of value based on actual market conditions and project status;

(e)	Credit risk ratings are reviewed and updated whenever relevant new information is received; and

(f)	The credit risk rating analysis is documented and available for review by the Board and the OCC upon request.
     (2) Within thirty (30) days of the date of this Order, the Board must ensure its credit risk rating management information system includes a summary of loan portfolio data highlighting trends in, and condition of, the quality of loans rated Pass.
ARTICLE VII
LOAN REVIEW
     (1) Within ninety (90) days of the date of this Order, the Board shall establish an effective, independent and ongoing loan review system to review, at least semi-annually, the Bank’s loan and lease portfolios to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in the “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s

Handbook, as well as OCC Bulletin 2000-20 Uniform Retail Credit Classification and Account Management Policy. Such reports shall include, at a minimum, conclusions regarding:
(a)	the overall quality of the loan and lease portfolios;

(b)	the identification, type, rating, and amount of problem loans and leases;

(c)	the identification and amount of delinquent loans and leases;

(d)	credit and collateral documentation exceptions;

(e)	the identification and status of credit related violations of law, rule or regulation;

(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;

(g)	concentrations of credit;

(h)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(i)	loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
     (2) Within sixty (60) days of the date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program providing for independent review of problem loans and leases in the Bank’s loan and lease portfolios for the purpose of monitoring portfolio trends, on at least a quarterly basis. The program shall require a quarterly report to the Board. At a minimum the program shall provide for an independent reviewer’s assessment of the Bank’s:
(a)	monitoring systems for early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;

(b)	statistical records that serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;

(c)	system for monitoring previously charged-off assets and their recovery potential;

(d)	system for monitoring compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function; and

(e)	system for monitoring the adequacy of credit and collateral documentation.
     (3) The Board shall review and update the program on an annual basis, or more frequently if necessary, or if requested by the Director in writing.
     (4) The Board shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).
     (5) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.
ARTICLE VIII
ALLOWANCE FOR LOAN AND LEASE LOSSES
     (1) The Board shall review and revise as appropriate and continue adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall continue to be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statements on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006), OCC Bulletin 2004-13 (March 1, 2004), OCC Bulletin 2001-37 (July 20, 2001) and with the “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and any subsequent regulatory releases, and shall incorporate the following:
(a)	internal risk ratings of loans;

(b)	results of the Bank’s independent loan review;

(c)	Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards (“FAS”) Statement No. 114), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements;

(d)	criteria for determining loan pools under ASC 310 (Pre-codification reference: FAS Statement No. 5) and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.
     (2) The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

     (3) The Board shall review and update the program on an annual basis, or more frequently if necessary, or if requested by the Director in writing.
ARTICLE IX
LIQUIDITY
     (1) The Board shall immediately ensure the liquidity of the Bank is maintained to a level that is sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base.
     (2) The Board shall review the Bank’s liquidity on a monthly basis. Such reviews shall consider:
(a)	a maturity schedule of certificates of deposit, including large uninsured deposits;

(b)	the volatility of demand deposits including any escrow deposits;

(c)	the amount and type of loan commitments and standby letters of credit;

(d)	an analysis of the continuing availability and volatility of present funding sources;

(e)	an analysis of the impact of decreased cash flow from the Bank’s loan portfolio resulting from delinquent and non-performing loans; and

(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations.
     (3) The Board shall develop a contingency funding plan and take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs. Such actions may include, but are not necessarily limited to:
(a)	selling assets;

(b)	obtaining lines of credit from the Federal Reserve Bank;

(c)	obtaining lines of credit from correspondent banks;

(d)	recovering charged-off assets; and

(e)	injecting additional equity capital.
The Board shall ensure that the Bank prepares monthly reports setting forth the Bank’s liquidity requirements and sources and establishing an adequate contingency funding plan. Copies of these liquidity reports shall be forwarded to the Director on a monthly basis. The contingency funding plan shall forecast funding needs, and funding sources under different stress scenarios, which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:
(a)	Specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order, including restrictions against brokered deposits in 12 U.S.C. § 337.6;

(b)	The preparations of reports that identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(c)	procedures that ensure the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.
ARTICLE X
ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME
     (1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that require an extension of a timeframe within this Order.
     (2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.
ARTICLE XI
OTHER PROVISIONS
     (1) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency 250 E Street, SW Mail Stop 7-4 Washington, DC 20219	Assistant Deputy Comptroller Peoria Field Office 211 Fulton Street, Suite 604 Peoria, IL
     (2) Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.
     (3) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
     (4) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

     (5) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
     (6) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:
(a)	ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Order;

(b)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)	require corrective action be taken in a timely manner on any non-compliance with such actions.
All discussions and actions taken by the Board, or designated committee thereof, must be documented and maintained in minutes that fully describe the discussions and actions taken.

     (7) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
     (8) The Bank entered into a Formal Agreement dated March 15, 2010. This Order replaces the Formal Agreement in its entirety and therefore, the Formal Agreement is hereby terminated.
     (9) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.
IT IS SO ORDERED, this 20 day of September, 2011.
/s/ Henry Fleming
Henry Fleming
Director for Special Supervision

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-10-XX
Citizens First National Bank	)
Princeton, Illinois	)

STIPULATION AND CONSENT TO THE ISSUANCE
OF A CONSENT ORDER
     WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) intends to initiate cease and desist proceedings against Citizens First National Bank, Princeton, Illinois (“Bank”), pursuant to 12 U.S.C. § 1818(b), through the issuance of a Notice of Charges, for unsafe and unsound banking practices relating to, among other issues, asset quality, credit administration, capital, liquidity and management; and noncompliance with the Formal Agreement dated March 15, 2010;
     WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated September 20, 2011 (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order;
     NOW THEREFORE, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:
ARTICLE I
JURISDICTION
     (1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

     (2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank, pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).
     (3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).
ARTICLE II
ACKNOWLEDGMENTS
     (1) The Bank acknowledges that said Order shall be deemed an “order issued with the consent of the depository institution,” as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.
     (2) The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

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ARTICLE III
WAIVERS
     (1) The Bank, by signing this Stipulation and Consent, hereby waives:
(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i) or 12 C.F.R. Part 19;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.
ARTICLE IV
CLOSING PROVISIONS
     (1) The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.
     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his
Representative has hereunto set his hand on behalf of the Comptroller.

/s/ Henry Fleming	9/20/11

Henry Fleming Director for Special Supervision	Date

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     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/Greta E. Bieber Greta E. Bieber	9/20/2011 Date
/s/Gary C. Bruce Gary C. Bruce	9/20/2011 Date
/s/Sharon L. Covert Sharon L. Covert	9/20/2011 Date
/s/John R. Ernat John R. Ernat	9/20/2011 Date
/s/Todd D. Fanning Todd D. Fanning	9/20/2011 Date
/s/Mark Janko Mark Janko	9/20/2011 Date
/s/Thomas D. Ogaard Thomas D. Ogaard	9/20/2011 Date
/s/Stephen W. Samet Stephen W. Samet	9/20/2011 Date
/s/Craig O. Wesner Craig O. Wesner	9/20/2011 Date

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